Exhibit 99.1

FOR IMMEDIATE RELEASE

TIME INC. COMPLETES THE ACQUISITION OF VIANT

New York, NY (March 2, 2016) – Time Inc. (NYSE:TIME) today announced that it has completed the acquisition of Viant Technology Inc., a data-driven leader in people-based marketing. The purchase combines Time Inc.’s premium content, subscriber data and advertising inventory with Viant’s first-party data and programmatic capabilities to bring substantial value to customers of both platforms.

“Together Time Inc. and Viant will create a powerhouse platform—with massive scale in first-party data combined with premium content—that hasn’t existed in the market,” said Time Inc. Chairman & CEO Joe Ripp.

The acquisition accelerates Time Inc.’s strategy of activating its subscriber data across the world’s best content brands and dramatically strengthens the company’s value proposition by giving marketers sophisticated targeting and measurement capabilities.

“This unique combination creates a market leader in premium content, first-party data and people-based advertising technology, providing truly accountable advertising,” says Tim Vanderhook, CEO of Viant. “We are excited to join Time Inc. and to create a scaled solution for marketers who want to go beyond the walled gardens that currently dominate the digital advertising landscape.”

About Time Inc.

Time Inc. (NYSE:TIME) is one of the world’s leading media companies, with a monthly global print audience of over 120 million and worldwide digital properties that attract more than 150 million visitors each month, including over 60 websites. Our influential brands include People, Sports Illustrated, InStyle, Time, Real Simple and Southern Living, as well as more than 50 diverse titles in the United Kingdom. For more information, please visit www.timeinc.com.

About Viant

Viant Technology LLC is a premier people-based advertising technology company, enabling marketers to plan, execute and measure their digital media investments through a cloud-based platform. Built on a foundation of people instead of cookies, the Viant Advertising CloudTM provides marketers with access to over 1.2 billion registered users, one of the largest registered user databases in the world, infusing accuracy, reach and accountability into cross-device advertising. Founded in 1999, Viant owns and operates several leading digital ad technology and media companies, including Specific Media, Vindico and Myspace, and it is a member of the Xumo joint venture. For more information, please visit www.viantinc.com.

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Time Inc. Investor Relations and Corporate Communications

Jill S. Davison

(212) 522 0105

Tanya Levy-Odom

(212) 522 9225